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SCHEDULE 14A

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Norfolk Southern Corporation

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On April 29, 2024, Alan Shaw, President and Chief Executive Officer of Norfolk Southern Corporation (“NSC”), participated in a conversation with Morgan Brennan on CNBC Overtime. A copy of the transcript for the video can be found below and may be used in whole or in part in future communications by NSC:

CNBC Morgan Brennan – Alan Shaw Full Interview Transcript (04.29.24)

Morgan Brennan: Joining me here at the NASDAQ, Alan Shaw, the President and CEO of Norfolk Southern. It’s great to be speaking with you today. Thanks for joining me.

Alan Shaw: It’s good to see you again, Morgan.

Morgan Brennan: May 9th, we are ticking down to May 9th, shareholder vote, as we see this proxy fight unfold. Just this morning, Glass Lewis recommending a shareholder’s vote, six out of seven of Ancora’s nominees, including the picks for CEO Jim Barber, and also supporting proposed COO, Jamie Boychuk. It’s not unprecedented, but it’s unusual to see a proxy advisory firm do this with a company of your size. Your response.

Alan Shaw: Yeah, we vigorously disagree with that recommendation and that conclusion. What it fails to do is take into account the meaningful progress and change that our board has deliberately put forth that is making us a safer and more profitable railroad. We’re confident that Norfolk Southern’s slate of 13 nominees has the skill sets and the qualifications that far outshine those of the activist slate. And the Glass Lewis recommendation, even admits as much.

Morgan Brennan: Glass Lewis did say that it’s a “compelling case” for a substantial overhaul of the company’s current leadership. It said, “It’s not readily evident to us that the company’s current leadership has built up a sufficiently positive track record, such that investors might reasonably have the patience to allow management to implement a relatively novel operating strategy.” It seems like strong statement there.

Alan Shaw: We’ve got a compelling strategy and a compelling vision for Norfolk Southern, and it is a balance between service productivity and growth with safety at its core, right? And service, service allows us to pull trucks off the highway. That’s the product that we make and that’s the product we sell. Productivity is us managing our assets more efficiently. And Morgan, you put all that stuff together and that drives growth, and that drives long-term shareholder value creation. And it is working. It has worked. In 2022, my first year as CEO, we had record revenue and our TSR was the second highest in the industry.

Morgan Brennan: I want to dig into that a little bit more, but first, several unions now comprising just under half of the unionized workforce at the railroad, backing Ancora in the last couple of days, including the Brotherhood of the Locomotive Engineers and Trainmen, which flip after initially backing your team. What is the outreach with the unions right now, and why are we seeing such a division, because that too seems unusual?

Alan Shaw: Yeah, it’s clear Ancora is making backroom deals and giving away shareholder value in a situation where they have zero authority to do such. We remain really engaged with our union workforce. We still have the support of 11 of our 13 unions. And Morgan, it was just this Saturday, I and John Orr, our chief operating officer, we’re in a crew room in Chicago talking to our craft colleagues about our vision, their pride of working for Norfolk Southern, their pride of serving their customers, and it was a great conversation. They’re giving us a lot of good feedback on how to make NS more productive and safer. And that’s why an engaged workforce matters to our shareholders, because an engaged workforce is a safer workforce, and it’s a more productive workforce.

Morgan Brennan: You came out with a pretty pointed statement about this where Ancora is concerned this morning, speaking specifically to the BLET. Ancora already responding to it, saying, “We ask shareholders to recognize that current leadership is simply making meritless allegations to distract from its lack of a credible plan and its inability to retain stakeholder confidence, as demonstrated most recently by Ancora’s slate receiving an endorsement from Norfolk Southern’s largest customer.” It does seem like a pretty strong allegation to make, that they’re making backroom deals here.

Alan Shaw: Well, the MOU that Ancora signed with the BLET is published on Smart TD’s website, right? It’s really clear they’re making these deals and giving away shareholder value, which is why they can’t be trusted to run a company in a franchise as powerful as Norfolk Southern, and one that plays such an integral part in the US economy.

Morgan Brennan: Is it in violation of the law or going against the regulatory framework that we see in terms of how these types of deals or negotiations can be done?

Alan Shaw: Yes, we believe it’s a violation of the Railway Labor Act.

Morgan Brennan: Okay. Cleveland Cliff’s largest customer cast a light on service times. You just talked about it. Q1 delivered 86% of shipping containers, about 76% of all other goods on time. Your forecasting improvement in Q2, your nearest peer in the east, CSX, does already have significantly better service times. How do you catch up? How do you get there?

Alan Shaw: We’re making great strides in our service product. We have undergone a number of operational changes since last fall, most recently hiring of John, a 40-year industry veteran who’s had immense amount of success installing PSR on three different railroads. And right now, over the last 30 days, I’m seeing our train speed is up 10%. Our terminal dwell, the amount of time cars sitting in our terminals is down 10%. Our intermodal service product is the best it’s been in a decade, and our merchandise service product is the best that it’s been in a couple of years. And as a result, a couple of weeks ago, you saw an independent survey of our customer base saying 80% would pull business away from Norfolk Southern if Ancora came in and changed management and changed our strategy. 86% of our customer base said they’re aligned with our management strategy. You know what percent said they’re aligned with Ancora? Zero. We’re delivering a really good service product to our customers, and our customers are seeing it and they’re awarding us with new business.

Morgan Brennan: So you’re seeing an increase in market share?

Alan Shaw: Yeah, we are seeing an increase in market share. If you look at our intermodal franchise and our coal franchise, we’re doing very well there. And our merchandise network is speeding up.

Morgan Brennan: So this raises the question, how do you drive down costs, increase profitability, essentially lower your operating ratio, which for better or worse is the industry metric and certainly the one in focus in the midst of this proxy fight? You forecast getting to 64 to 65% in the second half, Q1, 69.9% adjusted. Lower is better when we talk about OR. How do you get there and how do you counter Ancora that says they can get lower faster?

Alan Shaw: We’ve got a responsible plan, and it’s a balance. We’re going to get to the same place, and we’re going to get to a sub-sixty OR in the next three to four years by safely balancing service, productivity and growth. We’ll take trucks off the highway with our service product. We’re really focused on productivity right now. And with the new leadership that we have in operations, we’re confident we’re going to deliver a 400 to 500 basis point improvement in OR in the second half of this year. Morgan, you were with me in the aftermath of East Palestine. You were on the ground with me, and you heard me make promises to really focus on safety and really focus on service. And we kept that promise. We did just that. Our mainline accident rate declined by 38% last year. Our service improved to the best it’s been in a number of years. That’s created, in a safe manner, the platform to drive productivity this year and the foundation for growth, which drives long-term shareholder value.

Morgan Brennan: So how do you keep safety front and center? And given the fact that you did have this high-profile trained derailment, East Palestine last year that you are continuing to recover from, with a recently announced class action settlement, is that in the rear view mirror?

Alan Shaw: We will continue to do the right things in East Palestine. I’ll continue to go back and engage with the community, but what that does is it takes a lot of the financial exposure to our shareholders off the table and reduces the tail risk of this. It is the right thing to do. It was the right thing to do for the community. We’ve made a number of promises there, and we’ve kept every single one of those promises.

Morgan Brennan: So how do you balance safety in an environment where you’re also looking to improve those financial metrics?

Alan Shaw: Oh, I firmly believe the discipline to run a really efficient network is the same discipline to run a safe network. And before we hired John Orr as our chief operating officer, we looked at his performance on safety and on service on the previous roads which he’s worked in, and he’s got a resume unlike any other chief operating officer in the industry. And so we were able to recruit him. And Morgan, our ability to recruit someone of John Orr’s caliber tells you what the rest of the industry thinks of our strategy.

Morgan Brennan: In terms of the PSR piece of this, the precision scheduled railroading piece of this, that is very much what the Activist Investor Playbook is focused on, is implementing that sort of in its classic sense. You’ve called it PSR 2.0, if I’m correct. So how are you approaching that?

Alan Shaw: Yeah. We’ve been operating a PSR operating plan since 2019, right? That is an operating plan. It’s different than a strategy, but we’ve been doing that since 2019, and it’s delivering really good results. The differences is in the implementation and the application of it. The Ancora COO said he would tear Norfolk Southern down to the studs. That’s not safe, that’s not responsible. We’re doing it in a manner that brings along our customers and our shareholders, and our employees and our regulators, and that preserves the opportunity for long-term growth. That’s the winning strategy. A short-term, erratic approach is a losing strategy for our shareholders. Ours is the winning strategy.

Morgan Brennan: The fact that you are dealing with this proxy contest, is it taking away from your time and energy to run the railroad, or is it actually sharpening and enhancing it?

Alan Shaw: Yeah, you can look at a crisis in a number of ways. We look at crises as things that can help us accelerate change, and we’re doing just that at Norfolk Southern. We’re making changes to our operations. We’re continuing to execute our strategy. We delivered safety. We delivered service last year. We’re growing in our most service sensitive markets. And I’ve got a lot of confidence in where we’re headed because we’ve got the right leadership team, we’ve got the right strategy, and we got the right franchise.

Morgan Brennan: So based on my reporting, Ancora offered the board chair Amy Miles, over the weekend, a settlement offer. It involved replacing you with Jim Barber, putting Jamie Boychuk in a senior position to current COO John Orr, a reconstitution of a sizable minority of the board, and also the replacement of that current chair after the annual meeting. It was rebuffed. Is there a possible path to settlement?

Alan Shaw: Yes, there is a possible path to settlement. We continue to openly engage and hope for a settlement, but I’ll tell you, everything that Ancora has offered would require wholesale change to the board and to management. And our board firmly believes that that’s not in our shareholders’ best interest.

Morgan Brennan: As we do tick down to May 9th, you’re traveling, you’re meeting with shareholders. What has the feedback been, particularly from institutional investors, which are going to have such a big say through this vote process?

Alan Shaw: Our investors like our strategy, and they see the improvements that we’re making. Candidly, they’re doing the math and they’re looking at Ancora’s math, and frankly, it doesn’t add up. And so there’s a lot of concern on our investors’ part about the credibility of Ancora’s plan. We’ve got the right strategy for Norfolk Southern. We’re delivering service to pull trucks off the highway. We’re driving productivity at Norfolk Southern. Put that together, that drives growth, and that drives long-term shareholder value.

Morgan Brennan: I’m going to ask you the same question I asked Jim Chadwick of Ancora a couple of weeks ago. What does success look like, especially since it’s not an either or scenario, there are a variety of ways this could potentially play out when shareholders vote?

Alan Shaw: For us, success is driving long-term shareholder value, and then it’s doing it in a safe and responsible manner. And there’s only one vision that does that, and that’s our vision, the balance, safety, productivity, and growth, and drive long-term shareholder value. We’re on the right path, we’ve got the right leadership team, we’re focused on productivity, and we’re targeting 400 to 500 basis points of productivity in the second half of this year, and a sub-60 OR in the next three to four years, and doing it in a responsible manner that brings along our customers and our employees, and our shareholders, and our regulators.

Morgan Brennan: Alan Shaw, CEO of Norfolk Southern, thank you for joining me.

Alan Shaw: It’s a pleasure to be here, Morgan.

On April 29, 2024, Norfolk Southern Corporation posted the below communication on its X account and may in the future use the same or substantially similar communications from time to time.

On April 29, 2024, Norfolk Southern Corporation posted the below communication on its LinkedIn account and may in the future use the same or substantially similar communications from time to time.

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Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

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The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

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Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.